Exhibit 10.28

ANIMAL HEALTH INTERNATIONAL, INC.

Compensation for Non-Employee Directors

Cash Fees

Retainer:

$30,000 annually payable in advance.

Meeting Fees:

$2,500 per meeting, payable in arrears at the end of each calendar quarter for meetings attended during the quarter. Committee meetings shall be counted separately (and meeting fees shall be paid for committee meetings), unless such meetings are held in conjunction with a meeting of the full Board of Directors (in which case a separate committee meeting fee shall not be paid).

Conference Call Fees:

$500 per call which constitutes a properly called special meeting of the Board or committee, payable in arrears at the end of each calendar quarter for conference calls attended during the quarter.

Chair Fees:

$10,000 annually for chairs of audit committee payable in advance. $5,000 annually for chairs of governance or compensation committee payable in advance.

All cash fees (other than meeting fees and conference call fees) may be deferred at the election of each Non-Employee Director pursuant to the Company’s Non-Employee Directors’ Deferred Compensation Program. All deferred fees are deemed invested in Deferred Stock Units payable in shares of common stock of the Company when the Non-Employee Director ceases to serve on the Board.

Equity

Initial Equity Grant:

On the effective date of the Company’s initial public offering, each Non-Employee Director serving on the Board on such date shall receive a grant of restricted Deferred Stock Units on such date. The number of units to be granted shall be equal to $40,000 divided by the “Price to the Public” (or equivalent) set forth on the cover page of the final prospectus relating to the Company’s initial public offering. These units shall be fully vested on the anniversary date of grant, subject to service on the Board on such date.

Annual Equity Grant:

Each Non-Employee Director serving on the Board on the fifth business day after each annual meeting of stockholders, beginning with the 2007 annual meeting, shall receive a grant of restricted Deferred Stock Units on such date. The number of units to be granted shall be equal to $40,000 divided by the reported closing price of the Company’s common stock on the Nasdaq Global Market on such date, or the preceding business date if there are no market quotations on such date. These units shall be fully vested on the anniversary date of grant or the date of the next annual meeting of stockholders, whichever is earlier, subject to service on the Board on such date.

Equity Grant for a Non-Employee Director Whose Initial Election Is Other Than Pursuant to an Election at an Annual Meeting of Stockholders:

In the case of a Non-Employee Director whose initial election is other than pursuant to an election at an annual meeting of stockholders, he shall receive an initial equity grant of restricted Deferred Stock Units on the date he first joins the Board. The number of units to be granted shall be equal to $40,000 (pro-rated for days of service on the Board until the date of the next annual equity grant) divided by the reported closing price of the Company’s common stock on the Nasdaq Global Market on such date, or the preceding business date if there are no market quotations on such date. These units shall be fully vested on the anniversary date of grant, subject to service on the Board on such date.

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